EXHIBIT 6.1

                              TSC DISTRIBUTORS, LLC
                     PRINCIPALS AND OFFICERS AS OF 6/30/2015

Name                                          Address
------------------------------------          ----------------------------------

Tina K. Singh, General Principal              88 Pine Street, Suite 2430,
and Chief Executive Officer                   New York, NY 10005

Jerome A. Vainisi, General Principal          10 High Street, Suite 701,
and Director of Sales and Marketing           Boston, MA 02110

Frank Martorana, Chief Compliance             88 Pine Street, Suite 2430,
Officer                                       New York, NY 10005


Neil J. Sullivan, Managing Director           10 High Street, Suite 70,
                                              Boston, MA 02110

Robert Campbell, Financial and                10 High Street, Suite 70,
Operations Principal                          Boston, MA 02110







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